Exhibit 99.1

For Immediate Release
May 8, 2018
NW Natural Reports First Quarter 2018 Results
PORTLAND, ORE. — Northwest Natural Gas Company, dba NW Natural (NYSE: NWN), reported consolidated net income of $41.5 million (or $1.44 per share) for the first quarter of 2018, compared to net income of $40.3 million (or $1.40) for the same period in 2017. Highlights included:

•	Delivered strong natural gas utility results with 1.6% customer growth over the last twelve months

•	Continued constructing North Mist Gas Storage Expansion Project

•	Reaffirmed earnings guidance for 2018, which is expected to range from $2.10 to $2.30 per share

"We continued to provide safe, reliable service to our customers through the winter months. Our service territory continues to see strong in-migration and customer growth," said David H. Anderson, president and chief executive officer of NW Natural. "We continue to make good progress on the North Mist Expansion and are excited to further our water utility strategy announced in December."

For the first quarter of 2018, consolidated net income increased $1.2 million to $41.5 million compared to the same period in 2017 reflecting natural gas utility customer growth, the return to relatively average weather, lower depreciation expense in our gas storage segment, and a timing benefit associated with a lower federal tax rate.

NORTH MIST EXPANSION PROJECT
The North Mist Expansion Project remains on track to be in-service during the fourth quarter of 2018. To date, we have completed all necessary wells for the project and the pipeline connecting the North Mist facility to Portland General Electric's Port Westward industrial park. We are assembling the compressor station and expect to begin natural gas injections at the facility in the coming weeks. The estimated cost of the expansion is $132 million. The investment will be included in rate base under an established tariff when it is placed into service. The facility is under an initial 30-year contract with Portland General Electric with options to extend the contract totaling up to an additional 50 years upon mutual agreement.

The project is designed to provide long-term, no-notice underground gas storage service to support gas-fired electric generating facilities that are intended to facilitate the integration of wind power into the region's electric generation mix. Natural gas storage enables electric generation to adjust quickly when renewable energy, such as wind and solar, rises and falls. Our no-notice service is designed to allow the local electric company to draw on our North Mist facility to meet its fueling needs and rapidly respond to natural variability in wind generation.

FIRST QUARTER RESULTS AND UPDATES

Segment Results
The following financial comparisons are between the first quarter of 2018 and the first quarter of 2017 with individual factors below presented on an after-tax basis using a statutory tax rate of 26.5%, unless otherwise noted.

The first quarter results are summarized by business segment in the table below:

	Three Months Ended March 31,
	2018		2017		Change
In thousands, expect per share data	Amount	Per Share	Amount	Per Share	Amount	Per Share
Net income (loss):
Utility segment	$39,883	$1.39	$40,192	$1.40	$(309)	$(0.01)
Gas storage segment	1,898	0.06	61	—	1,837	0.06
Other	(244)	(0.01)	57	—	(301)	(0.01)
Consolidated net income	$41,537	$1.44	$40,310	$1.40	$1,227	$0.04
Diluted Shares	28,803		28,723		80

Gas Utility
Gas utility net income was comparable to the prior year with a $0.3 million decrease (or $0.01 per share). Utility margin decreased $6.9 million. While customer growth of 1.6% over the last twelve months contributed $1.2 million, this was more than offset by lower margins from slightly warmer than normal weather in 2018 compared to 26% colder than average weather in 2017, which led to lower margin from customers not covered by a weather normalization mechanism. In addition, margin decreased $4.7 million as a result of deferring revenues associated with the decline in the federal tax rate.

Operations and maintenance expense increased $0.9 million reflecting higher compensation and benefits expense. Depreciation expense increased $0.7 million as we continue to invest in our infrastructure for customer growth, safety, and facility upgrades.

Tax expense decreased $9.0 million primarily due to the lower federal income tax rate.

Gas Storage
Gas storage net income increased $1.8 million (or $0.06 per share) primarily due to a $1.3 million decrease in operating expenses as depreciation expense for the Gill Ranch facility was $0.8 million lower after an impairment of long-lived assets was taken in the fourth quarter of 2017. In addition, gas storage revenues increased $0.5 million primarily from higher asset management revenues at our Mist facility.

Tax Reform
On December 22, 2017, the federal Tax Cuts and Jobs Act (TCJA) or tax reform was enacted. Tax reform, among other things, lowered the federal corporate income tax rate to 21% from the previous maximum rate of 35%. Changes in deferred taxes within our regulated operations for tax reform are recorded as adjustments to regulatory liability accounts. As of December 31, 2017, we estimated the utility's regulatory liability for historical deferred taxes was $213.3 million. The majority of this liability will likely be returned to customers over an amortization period in compliance with Internal Revenue Service tax normalization rules.

Until customer rates can be reset, we will defer the estimated effect of tax reform on customer rates. In the first quarter of 2018 we deferred $6.5 million pre-tax including interest ($4.8 million after-tax) of revenues into a regulatory liability to be returned to customers. The revenue deferral is based on the estimated benefit to customers for the year using forecasted utility earnings considering average weather and associated volumes. We currently estimate the deferral for 2018 will be $8 to $12 million pre-tax.

On March 20, 2018 we revised our Oregon general rate case to incorporate the effect of tax reform on future rates beginning Nov. 1, 2018. On a parallel track we are working with the Public Utility Commission of Oregon (OPUC) in a docket to determine the treatment of deferred taxes for periods prior to Nov. 1, 2018. We expect to address tax reform with the Washington Utilities and Transportation Commission (WUTC) in our next Washington general rate case.

Oregon Rate Case
In December 2017, we filed an Oregon general rate case requesting a $40.4 million or 6% revenue requirement increase, after an adjustment for the conservation tariff deferral, to continue operating and maintaining our distribution system and providing safe, reliable service to our customers. In March 2018, we made supplemental filings in the rate case to incorporate the effect of the TCJA on future rates. As a result, our requested annual revenue requirement increase is $25.7 million or 4%, after an adjustment for our conservation tariff deferral. The revised revenue requirement is based upon the following assumptions or requests:

•	Forward test year from November 1, 2018 through October 31, 2019;

•	Capital structure of 50% debt and 50% equity;

•	Return on equity of 10.0%;

•	Cost of capital of 7.62%; and

•	Rate base of $1.215 billion or an increase of $329 million since the last rate case.

A final order is anticipated in or before October with new customer rates expected to be effective Nov. 1, 2018.

BALANCE SHEET AND CASH FLOWS
In the first quarter of 2018, we continued to maintain a strong capital structure with ample liquidity. We have solid capacity to meet our anticipated capital needs through the remainder of the year.

During the first quarter of 2018, we generated $104.5 million in operating cash flow and invested $57.4 million in capital expenditures to support growth, safety, and our North Mist Expansion Project. Cash provided by operations decreased $40.6 million due to changes in working capital and deferred gas costs as well as higher taxes paid. Cash outflows from investing activities increased $18.7 million primarily due to higher capital expenditures, and cash outflows from financing activities decreased $29.9 million primarily due to lower debt maturities and repayments.

2018 EARNINGS GUIDANCE REAFFIRMED
The Company reaffirmed 2018 guidance today in the range of $2.10 to $2.30 per share. This guidance assumes continued customer growth from our utility segment, average weather conditions, and no significant changes in prevailing regulatory policies, mechanisms, or outcomes, or significant laws or regulations.

We continue to expect capital expenditures for 2018 to be in the range of $190 to $220 million to support core gas utility customer growth and safety and reliability, as well as the completion of the North Mist Expansion Project. We expect to finance our capital needs in 2018 using a combination of cash flow from operations and debt. Our total capital investment plan for the five-year period from 2018 to 2022 is approximately $750 to $850 million, with a majority supporting continued customer growth, distribution system maintenance and improvements, technology investments, and utility gas storage facility maintenance.

INCREASING DIVIDEND DECLARED
In April 2018, NW Natural's Board of Directors declared a quarterly dividend of 47.25 cents per share on the Company's common stock. The dividend will be payable on May 15, 2018 to shareholders of record on April 30, 2018, reflecting an annual indicated dividend rate of $1.89 per share.

CONFERENCE CALL AND WEBCAST
As previously reported, NW Natural will host a conference call and webcast today to discuss its first quarter 2018 financial and operating results.

Date and Time:	Tuesday, May 8 8 a.m. PT (11 a.m. ET)
Phone Numbers:	United States: 1-866-267-6789 Canada: 1-855-669-9657 International: 1-412-902-4110

The call will also be webcast in a listen-only format for the media and general public and can be accessed at nwnatural.com under the Investor Relations tab. A replay of the conference call will be available on our website and by dialing 1-877-344-7529 (U.S.), 1-855-669-9658 (Canada), and 1-412-317-0088 (international). The replay access code is (10118966).

ABOUT NW NATURAL
NW Natural (NYSE:NWN) is headquartered in Portland, Ore. Our 159-year-old regulated natural gas utility serves Oregon and southwest Washington with one of the most modern distribution and transmission pipeline systems in the nation. We are the largest stand-alone local gas distribution company in the Pacific Northwest with over 740,000 customers,14,000 miles of pipeline infrastructure, and $3 billion in total assets. NW Natural consistently leads the industry with high JD Power & Associates customer satisfaction scores in the West and the nation. NW Natural and its subsidiaries also own and operate 16 Bcf of underground gas storage capacity primarily for utility customers in Oregon and 15 Bcf in California. Additional information is available at nwnatural.com.

Investor Contact:
Nikki Sparley
Phone: 503-721-2530
Email: n1s@nwnatural.com

Media Contact:
Melissa Moore
Phone: 503-220-2436
Email: msm@nwnatural.com

Forward-Looking Statements
This report, and other presentations made by NW Natural from time to time, may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "anticipates," "assumes," "intends," "plans," "seeks," "believes," "estimates," "expects" and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements regarding the following: plans, objectives, goals, strategies, future events, investments, stability, acquisitions and integration thereof, customer growth, weather, commodity and other costs, customer rates or rate recovery, customer preference, growth, adoption of renewable energy and our ability to provide effective supporting resources, infrastructure availability and development, our water utility strategy, environmental remediation cost recoveries, levels and pricing of gas storage contracts, gas storage development or costs or timing related thereto, financial positions, revenues, liquidity, returns, and earnings and the timing thereof, earnings guidance, dividends, performance, timing or effects of future regulatory proceedings or future regulatory approvals, regulatory prudence reviews, effects of regulatory mechanisms, including, but not limited to, SRRM, anticipated regulatory actions or filings, effects of changes in laws or regulations, including federal tax reform, and other statements that are other than statements of historical facts.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future operational, economic or financial performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are discussed by reference to the factors described in Part I, Item 1A "Risk Factors", and Part II, Item 7 and Item 7A "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosure about Market Risk" in the Company's most recent Annual Report on Form 10-K and in Part I, Items 2 and 3 "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosures About Market Risk", and Part II, Item 1A, "Risk Factors", in the Company's quarterly reports filed thereafter.

All forward-looking statements made in this report and all subsequent forward-looking statements, whether written or oral and whether made by or on behalf of the Company, are expressly qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. New factors emerge from time to time and it is not possible for the Company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements.

Presentation of Non-GAAP Results
In addition to presenting the results of operations and earnings amounts in total, certain financial measures expressed in cents per share, which are non-GAAP financial measures. Financial measures are expressed in cents per share as these amounts reflect factors that directly impact earnings, including income taxes. All references to EPS herein are on the basis of diluted shares. We use such non-GAAP financial measures to analyze our financial performance because we believe they provide useful information to our investors and creditors in evaluating our financial condition and results of operations.

NORTHWEST NATURAL
Consolidated Income Statement and Financial Highlights (Unaudited)
First Quarter 2018
	Three Months Ended			Twelve Months Ended
In thousands, except per share amounts, customer, and degree day data	March 31,			March 31,
	2018	2017	Change	2018	2017	Change
Operating revenues	$264,712	$297,323	(11)%	$729,562	$717,761	2%

Operating expenses:
Cost of gas	108,106	143,611	(25)	289,290	295,788	(2)
Operations and maintenance	40,559	39,116	4	161,046	144,525	11
Environmental remediation	4,624	6,954	(34)	12,961	15,223	(15)
General taxes	9,808	9,025	9	32,795	30,879	6
Revenue taxes	12,429	—	NM	12,429	—	NM
Depreciation and amortization	20,985	21,085	—	85,478	82,980	3
Other operating expenses	853	—	NM	853	—	NM
Gill Ranch gas storage facility impairment expense	—	—	—	192,478	—	NM
Total operating expenses	197,364	219,791	(10)	787,330	569,395	38
Income from operations	67,348	77,532	(13)	(57,768)	148,366	(139)
Other income (expense), net	(834)	(423)	97	(706)	(4,283)	(84)
Interest expense, net	9,515	9,876	(4)	38,140	39,268	(3)
Income before income taxes	56,999	67,233	(15)	(96,614)	104,815	(192)
Income tax expense	15,462	26,923	(43)	(42,218)	42,251	(200)
Net income	$41,537	$40,310	3	$(54,396)	$62,564	(187)

Common shares outstanding:
Average diluted for period	28,803	28,723		28,769	28,046
End of period	28,781	28,644		28,781	28,644

Per share information:
Diluted earnings per share	$1.44	$1.40		$(1.89)	$2.23
Dividends declared per share of common stock	0.4725	0.4700		1.8850	1.8750
Book value per share, end of period	26.81	30.53		26.81	30.53
Market closing price, end of period	57.65	59.10		57.65	59.10

Capital structure, end of period:
Common stock equity	48.9%	54.8%		48.9%	54.8%
Long-term debt	43.2	41.3		43.2	41.3
Short-term debt (including amounts due in one year)	7.9	3.9		7.9	3.9
Total	100.0%	100.0%		100.0%	100.0%

Utility segment operating statistics:
Customers - end of period	741,920	730,067	1.6	741,920	730,067	1.6
Utility volumes - therms:
Residential and commercial sales	278,019	327,523		690,865	693,871
Industrial sales and transportation	128,934	140,116		488,742	486,215
Total utility volumes sold and delivered	406,953	467,639		1,179,607	1,180,086
Utility operating revenues:
Residential and commercial sales	$245,584	$280,277		$649,521	$646,995
Industrial sales and transportation	17,389	18,903		62,411	60,625
Other revenues	(5,040)	1,375		(2,543)	3,776
Less: Revenue taxes	—	7,829		11,240	18,297
Total utility operating revenues	257,933	292,726		698,149	693,099
Less: Cost of gas	108,164	143,611		289,572	295,788
Environmental remediation expense	4,624	6,954		12,961	15,223
Revenue taxes	12,429	—		12,429	—
Utility margin, net	$132,716	$142,161		$383,187	$382,088
Degree days:
Average (25-year average)	1,326	1,326		2,705	2,705
Actual	1,256	1,667	(25)%	2,703	2,736	(1)%
Percent (warmer) colder than average weather	(5)%	26%		—%	1%

Gas storage segment operating statistics:
Operating revenues	$5,233	$4,541		$24,312	$24,438
Operating expenses	2,197	3,935		206,956	16,422
NM = Not Meaningful calculation

NORTHWEST NATURAL
Consolidated Balance Sheets (Unaudited)	As of March 31,
In thousands	2018	2017
Assets:
Current assets:
Cash and cash equivalents	$11,215	$40,639
Accounts receivable	78,091	70,429
Accrued unbilled revenue	38,752	38,017
Allowance for uncollectible accounts	(1,113)	(1,668)
Regulatory assets	45,900	34,874
Derivative instruments	1,130	2,908
Inventories	35,135	48,484
Gas reserves	15,124	15,378
Other current assets	17,460	16,832
Total current assets	241,694	265,893
Non-current assets:
Property, plant, and equipment	3,261,886	3,247,177
Less: Accumulated depreciation	972,776	960,336
Total property, plant, and equipment, net	2,289,110	2,286,841
Gas reserves	80,560	96,630
Regulatory assets	343,037	349,057
Derivative instruments	1,148	46
Other investments	66,709	68,729
Other non-current assets	7,081	3,460
Total non-current assets	2,787,645	2,804,763
Total assets	$3,029,339	$3,070,656
Liabilities and equity:
Current liabilities:
Short-term debt	$50,000	$—
Current maturities of long-term debt	74,785	61,994
Accounts payable	78,321	73,245
Taxes accrued	12,352	16,653
Interest accrued	9,262	10,581
Regulatory liabilities	34,946	33,211
Derivative instruments	17,607	1,638
Other current liabilities	39,580	37,697
Total current liabilities	316,853	235,019
Long-term debt	683,497	657,716
Deferred credits and other non-current liabilities:
Deferred tax liabilities	283,129	575,451
Regulatory liabilities	600,442	357,587
Pension and other postretirement benefit liabilities	221,732	223,253
Derivative instruments	2,355	2,546
Other non-current liabilities	149,126	144,469
Total deferred credits and other non-current liabilities	1,256,784	1,303,306
Equity:
Common stock	450,408	442,647
Retained earnings	330,081	438,783
Accumulated other comprehensive loss	(8,284)	(6,815)
Total equity	772,205	874,615
Total liabilities and equity	$3,029,339	$3,070,656

NORTHWEST NATURAL
Consolidated Statements of Cash Flows (Unaudited)	Three Months Ended March 31,
In thousands	2018	2017
Operating activities:
Net income	$41,537	$40,310
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	20,985	21,085
Regulatory amortization of gas reserves	4,073	4,107
Deferred income taxes	13,327	20,445
Qualified defined benefit pension plan expense	1,435	1,316
Contributions to qualified defined benefit pension plans	(1,720)	(3,220)
Deferred environmental expenditures, net	(1,280)	(3,432)
Amortization of environmental remediation	4,624	6,954
Regulatory revenue deferral from Tax Cuts and Jobs Act	6,424	—
Other	451	1,695
Changes in assets and liabilities:
Receivables, net	12,485	23,147
Inventories	13,173	5,645
Income taxes	(6,531)	4,504
Accounts payable	(19,868)	(13,437)
Interest accrued	2,489	4,615
Deferred gas costs	3,519	13,454
Other, net	9,398	17,978
Cash provided by operating activities	104,521	145,166
Investing activities:
Capital expenditures	(57,431)	(38,924)
Other	(57)	98
Cash used in investing activities	(57,488)	(38,826)
Financing activities:
Repurchases related to stock-based compensation	—	(1,943)
Long-term debt retired	(22,000)	—
Change in short-term debt	(4,200)	(53,300)
Cash dividend payments on common stock	(12,781)	(13,456)
Other	(309)	(523)
Cash used in financing activities	(39,290)	(69,222)
Increase in cash and cash equivalents	7,743	37,118
Cash and cash equivalents, beginning of period	3,472	3,521
Cash and cash equivalents, end of period	$11,215	$40,639

Supplemental disclosure of cash flow information:
Interest paid, net of capitalization	$6,261	$4,394
Income taxes paid	9,800	3,040